As filed with the Securities and Exchange Commission on June 29, 2018

Registration Statement No. 333-178906

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Aon plc

(Exact name of registrant as specified in its charter)

England and Wales	98-1030901
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

122 Leadenhall Street, London, England	EC3V 4AN
(Address of principal executive offices)	(Zip Code)

Aon Savings Plan

(Full title of the Plan)

Peter M. Lieb

Executive Vice President, General Counsel and Company Secretary

Aon plc

122 Leadenhall Street

London, England EC3V 4AN

+44 20 7623 5500

(Name, Address and Telephone Number,

Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Aon plc (the “Registrant”) is filing this Post-Effective Amendment No. 2 to Registration Statement on Form S-8 filed on January 5, 2012 (File No. 333-178906) (as amended, the “Registration Statement”) to remove from that Registration Statement all of the Registrant’s Class A Ordinary Shares, par value $0.01 per share (the “Class A Ordinary Shares”), that remain unsold under the Aon Savings Plan (the “Plan”) and such indeterminate number of plan interests registered under the Registration Statement that remain unissued under the Plan.

Effective April 1, 2017, the Aon Stock Fund was discontinued as a Plan active investment option. On December 1, 2017, the Registrant removed the Aon Stock Fund from the Plan and thereafter all Class A Ordinary Shares held in such fund under the Plan were liquidated. As a result, the offering pursuant to the Registration Statements has been terminated. Pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, the Registrant is filing this Post-Effective Amendment No. 2 to the Registration Statement to (i) deregister all of the unsold Class A Ordinary Shares and related plan interests offered to employees of the Company under the Plan and (ii) terminate the effectiveness of the Registration Statement.

This Post-Effective Amendment No. 2 to the Registration Statement shall become effective upon filing with the Securities and Exchange Commission pursuant to Rule 464 under the Securities Act of 1933, as amended.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, Aon plc certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on June 29, 2018.

AON PLC

By:	/s/ Molly Johnson
	Name:	Molly Johnson
	Title:	Assistant Corporate Secretary

No other person is required to sign this Post-Effective Amendment No. 2 to the Registration Statement on behalf of Aon plc in reliance upon Rule 478 of the Securities Act of 1933, as amended.

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on June 29, 2018.

AON SAVINGS PLAN

BY THE PLAN’S ADMINISTRATIVE COMMITTEE

/s/ Donna Davies
Donna Davis